Exhibit 99.1

Caterpillar Inc.
1Q 2006 Earnings Release

For distribution on April 24, 2006

FOR IMMEDIATE RELEASE

Caterpillar Profit Per Share 48 Percent Higher than First Quarter 2005;
Full-Year Profit Outlook Increased

First-quarter sales and revenues and profit were the highest for any first quarter in Caterpillar’s history
Strong demand continues in key industries

PEORIA, Ill. - Caterpillar Inc. (NYSE: CAT) today reported record first quarter 2006 sales and revenues of $9.392 billion and record first-quarter profit of $840 million, or $1.20 per share. Sales and revenues increased 13 percent, and profit per share was up 48 percent compared with the first quarter of 2005.

“I’m very pleased with our performance in the first quarter; it’s a great beginning to the year,” said Caterpillar Chairman and Chief Executive Officer Jim Owens. “Our operating profit continues to improve as material costs were relatively flat, and we’re realizing the cumulative benefit of price actions implemented over the last 18 months. Further, we are working to improve our production capability with better material flow from suppliers and a steady reduction in supply chain bottlenecks. Collectively, Caterpillar people are focused on execution in the areas of safety, product quality and inventory turns, and we’re leveraging 6 Sigma in order to realize significant gains in these areas.”

Sales and revenues increased $1.053 billion from the first quarter a year ago. Of the increase, $587 million was from improved price realization, $511 million was due to higher sales volume and $99 million was from higher Financial Products revenues. The effect of currency on sales was negative $144 million, primarily due to a weaker Euro.

First-quarter profit increased $259 million, or $0.39 per share, from first quarter 2005. The increase was largely due to improved price realization and higher sales volume, partially offset by an increase in core operating costs.

Caterpillar’s first-quarter operating cash flow was $527 million, an increase of $348 million compared with the first quarter of 2005.

“Underlying business conditions and demand for our products continue to be strong,” said Owens. “The fundamental strength of the industries we serve—notably global mining, infrastructure construction, oil and gas, and energy—continued to improve.  These favorable market conditions, combined with Caterpillar people and dealers, allow us to serve customers with unparalleled product support and compete successfully in the global economy."

(A more complete review of first-quarter results begins on page 4.)

Outlook

We are raising our 2006 profit outlook to a range of $4.85 to $5.20 per share, up from $4.04 per share in 2005. The previous outlook forecasted 2006 profit in a range of $4.65 to $5.00 per share. The forecast for sales and revenues in 2006 is about $40 billion—unchanged from the prior outlook and up from $36.339 billion in 2005.

“Strong underlying fundamentals are in place, and we believe this is a business cycle that has staying power,” Owens said. “With our enterprise strategy and 2010 goals in place, Team Caterpillar is fully prepared to take advantage of the continued robust demand in the markets we serve.”

(Complete outlook begins on page 9.)

For more than 80 years, Caterpillar Inc. has been making progress possible and driving positive and sustainable change on every continent. With 2005 sales and revenues of $36.339 billion, Caterpillar is the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines. More information is available at http://www.CAT.com/.

Note: Glossary of terms included on pages 19-21; first occurrence of terms shown in bold italics.

Key Points

First Quarter

▪	First-quarter sales and revenues of $9.392 billion were the highest in company history for a first quarter and were 13 percent higher than first quarter 2005.

▪	Machinery sales increased 13 percent, Engines sales increased 10 percent and Financial Products revenues rose 18 percent from a year ago.

▪	First-quarter profit was the highest in company history for a first quarter—$840 million, or $1.20 per share—48 percent higher than first quarter 2005.

▪	First-quarter profit per share of $1.20 equaled the fourth quarter of 2005 as the best quarter in company history.

▪
Machinery and Engines operating profit as a percent of sales increased substantially—from 9 percent in first quarter 2005 to 13 percent in first quarter 2006. The increase was a result of improved price realization and higher sales volume, partially offset by an increase in core operating costs.

▪	Machinery and Engines “operating profit pull through”—the change in operating profit, divided by the change in sales—was over 47 percent.

Cash Flow

▪	First-quarter operating cash flow was $527 million.

▪	Shares repurchased totaled 10.5 million during the quarter. With shares issued to cover options exercised, the net reduction of basic shares outstanding was 1.3 million.

Outlook

▪
We expect 2006 sales and revenues to be about $40 billion, unchanged from the previous outlook, and profit per share in the range of $4.85 to $5.20, up from the previous outlook of $4.65 to $5.00. The complete outlook begins on page 9.

A question and answer section has been included in this release starting on page 13.

DETAILED ANALYSIS
First Quarter 2006 vs. First Quarter 2005

The chart above graphically illustrates reasons for the change in Consolidated Sales and Revenues between first quarter 2005 (at left) and first quarter 2006 (at right). Items favorably impacting sales and revenues appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting sales and revenues appear as downward stair steps with dollar amounts reflected in parentheses above each bar. Caterpillar management utilizes these charts internally to visually communicate with its Board and employees.

Sales and Revenues
Sales and revenues for first quarter 2006 were $9.392 billion, up $1.053 billion, or 13 percent, from first quarter 2005. Machinery volume was up $324 million, Engines volume was up $187 million, price realization improved $587 million and currency had a negative impact on sales of $144 million, primarily due to a weaker Euro. In addition, Financial Products revenues increased $99 million.

Sales and Revenues by Geographic Region
(Millions of dollars)	Total	% Change	North America	% Change	EAME	% Change	Latin America	% Change	Asia/ Pacific	% Change

First Quarter 2005

Machinery	$5,400		$2,928		$1,355		$440		$677
Engines (1)	2,389		1,200		743		157		289
Financial Products (2)	550		390		87		31		42

	$8,339		$4,518		$2,185		$628		$1,008

First Quarter 2006

Machinery	$6,112	13%	$3,528	20%	$1,280	(6%)	$582	32%	$722	7%
Engines (1)	2,631	10%	1,282	7%	795	7%	236	50%	318	10%
Financial Products (2)	649	18%	455	17%	90	3%	45	45%	59	40%

	$9,392	13%	$5,265	17%	$2,165	(1%)	$863	37%	$1,099	9%

1  Does not include internal engines transfers of $570 million and $510 million in first quarter 2006 and 2005, respectively. Internal engines transfers are valued at prices comparable to those for unrelated parties.

2 Does not include revenues earned from Machinery and Engines of $97 million and $62 million in first quarter 2006 and 2005, respectively.

Machinery Sales—Sales were $6.112 billion, an increase of $712 million, or 13 percent, from first quarter 2005.

▪	Price realization increased $474 million
▪	Sales volume increased $324 million
▪	Currency impact reduced sales $86 million
▪	For all geographic regions, dealer reported inventories adjusted for price were up
▪	Worldwide, and for most geographic regions, dealer reported inventories in months of supply were down

The volume increase resulted from continued growth in sales through our dealer network, reflecting increased investment in infrastructure construction, mining and nonresidential building. The improvement in price realization in all regions was largely a result of price increases in the second quarter of 2005 and the first quarter of 2006.

North America—Sales increased $600 million, or 20 percent.

▪	Price realization increased $310 million
▪	Sales volume increased $290 million

U.S. economic growth rebounded from the slowdown in the fourth quarter of 2005, and most key industries the company serves continued to enjoy rising demand and favorable prices. The value of contracts for commercial construction surged during the quarter, causing nonresidential building construction to strengthen. Funding as a result of the Federal Highway Bill has increased new contracts and construction. Sharply higher metals prices and a sizable increase in coal production supported mining investment. Housing starts improved in the first quarter and were up slightly from those of a year earlier.

EAME—Sales decreased $75 million, or 6 percent.

▪	Price realization increased $57 million
▪	Sales volume decreased $42 million
▪	Currency impact reduced sales $90 million

The volume decline occurred in Europe and resulted from slow shipments due to a large number of models undergoing new product introduction. For many remaining models, volume increased in response to improving economic conditions in Europe. Africa/Middle East and the Commonwealth of Independent States (CIS) continued strong growth, benefiting from higher energy and metals prices and increased infrastructure investment.

Latin America—Sales increased $142 million, or 32 percent.

▪	Price realization increased $55 million
▪	Sales volume increased $79 million
▪	Currency impact increased sales $8 million

Low interest rates and higher capital inflows led to good economic growth, which increased construction spending. High metals prices have encouraged rapid growth in mining investment, benefiting larger machine sales.

Asia/Pacific—Sales increased $45 million, or 7 percent.

▪	Price realization increased $52 million
▪	Sales volume decreased $3 million
▪	Currency impact reduced sales $4 million

The decline in sales volume occurred largely in Indonesia as the dealer reduced inventory in response to lower deliveries in the last half of 2005. Largely offsetting the decline in Indonesia, China continued to recover from a collapse in late 2004, and mining growth continued in India and Australia.

Engines Sales—Sales were $2.631 billion in first quarter—up 10 percent from first quarter 2005.

▪	Price realization increased $113 million
▪	Sales volume increased $187 million
▪	Currency impact reduced sales $58 million
▪	Dealer reported inventories adjusted for price were up
▪	Dealer reported inventories in months of supply were down

The improvement in price realization was largely a result of price increases in the second quarter of 2005 and the first quarter of 2006.

North America—Sales increased $82 million, or 7 percent.

▪	Sales into petroleum applications increased 46 percent from surging demand for gas drilling, gas compression and well servicing applications.
▪	Sales into industrial applications increased 18 percent as a result of higher demand for auxiliary power unit engines for on-highway trucks.
▪	Sales into electric power increased 8 percent with continued demand growth for data, communications and standby generator set applications.
▪	Sales for marine applications increased 9 percent with ongoing growth in demand for workboat engines.
▪
Sales into on-highway applications increased 1 percent. While the on-highway truck industry remained strong, engine sales were impacted by some continued reduction in finished engine inventory at truck Original Equipment Manufacturers (OEMs).

EAME—Sales increased $52 million, or 7 percent.

▪	Sales into electric power increased 10 percent, primarily due to improvement in demand for standby generator sets.
▪	Sales into marine applications increased 16 percent as a result of higher deliveries for oceangoing vessels.
▪	Sales for industrial applications declined 11 percent primarily due to reduced demand for agricultural equipment.
▪	Sales into petroleum applications declined 13 percent, reflecting reduced sales for turbines and turbine-related services.

Latin America—Sales increased $79 million, or 50 percent.

▪	Sales for petroleum applications increased 58 percent. Sales of turbines and turbine-related services were strong as a result of increased investment in oil production, particularly in Mexico.
▪	Sales for electric power increased 30 percent with strong demand in the Caribbean for generator sets to support business contingency planning as well as communications applications.
▪	Sales for marine applications doubled in support of increased workboat activity.

▪	Sales for on-highway applications increased 24 percent with increased investment in trucks and strong market acceptance of Caterpillar engines in Mexico.

Asia/Pacific—Sales increased $29 million, or 10 percent.

▪	Sales for marine applications increased 77 percent, primarily from increased deliveries for oceangoing vessels.
▪	Sales for industrial applications increased 15 percent.
▪	Sales for petroleum applications increased 3 percent. Increased sales of reciprocating engines for drill rigs were partially offset by reduced sales of turbines and turbine-related services.
▪	Sales into electric power declined 18 percent with reduction in demand for small to mid-sized generator sets.

Financial Products Revenues—Revenues were $649 million in the first quarter, an increase of $99 million, or 18 percent, from first quarter 2005.

▪	Growth in earning assets increased revenues $43 million.
▪	The impact of higher interest rates on new and existing finance receivables at Cat Financial added $33 million.
▪	Cat Insurance and Cat Power Ventures revenues increased $17 million.

The chart above graphically illustrates reasons for the change in Consolidated Operating Profit between first quarter 2005 (at left) and first quarter 2006 (at right). Items favorably impacting operating profit appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting operating profit appear as downward stair steps with dollar amounts reflected in parentheses above each bar. Caterpillar management utilizes these charts internally to visually communicate with its Board and employees.

Operating Profit
Operating profit in first quarter 2006 improved $462 million, or 61 percent, from last year, driven by higher price realization and sales volume, partially offset by higher core operating costs.

Core operating costs rose $303 million from first quarter 2005, primarily due to a $170 million increase in manufacturing costs. About two-thirds of the manufacturing cost increase was attributable to higher period manufacturing costs, with the remainder a result of higher variable costs. Non-manufacturing core operating costs were up $133 million as a result of higher Selling, General and Administrative (SG&A) and Research and Development (R&D) expenses to support significant new product programs and growth.

Operating Profit by Principal Line of Business
(Millions of dollars)	First Quarter 2005	First Quarter 2006	$ Change	% Change

Machinery (1)	$496	$837	$341	69%
Engines (1)	183	294	111	61%
Financial Products	124	170	46	37%
Consolidating Adjustments	(47)	(83)	(36)

Consolidated Operating Profit	$756	$1,218	$462	61%

1 Caterpillar operations are highly integrated; therefore, the company uses a number of allocations to determine lines of business operating profit for Machinery and Engines.

Operating Profit by Principal Line of Business

▪
Machinery operating profit of $837 million was up $341 million, or 69 percent, from first quarter 2005. The favorable impact of improved price realization and higher sales volume was partially offset by higher core operating costs and stock-based compensation expense.

▪
Engines operating profit of $294 million was up $111 million, or 61 percent, from first quarter 2005. The favorable impact of improved price realization and higher sales volume was partially offset by higher core operating costs and stock-based compensation expense.

▪
Financial Products operating profit of $170 million was up $46 million, or 37 percent, from first quarter 2005. The increase was primarily due to a $20 million impact from the continued growth of earning assets and a $15 million impact from improved net yield on earning assets at Cat Financial. In addition, Cat Financial had $7 million higher net gain on returned or repossessed equipment.

Other Profit/Loss Items

▪
Other income/expense was income of $43 million compared with income of $108 million in first quarter 2005. The decrease was due primarily to the absence of $49 million in gains from foreign currency hedges recognized in the first quarter of 2005.

▪
The provision for income taxes in the first quarter reflects an estimated annual tax rate of 31 percent for 2006 compared to 29 percent for the first quarter 2005 and 29.5 percent (excluding discrete items) for the full-year 2005. The increase is primarily due to a change in our geographic mix of profits as well as the impact of the phase-out provision of the American Jobs Creation Act permitting only 60 percent of Extraterritorial Income Exclusion (ETI) benefits in 2006.

Employment
Caterpillar’s worldwide employment was 86,984 in first quarter 2006 compared with 79,988 in first quarter 2005. The increase was primarily due to about 3,500 hourly labor additions to support higher volume, 2,100 salaried and management additions to support higher volume, new product introductions and growth of our services businesses and about 1,400 employee additions through acquisitions, mainly in our Caterpillar Logistics operations.

2006 Sales Outlook

We are maintaining our forecast of about 10 percent growth in company sales and revenues this year, setting a new record of $40 billion.

●
Most central banks have begun raising interest rates, and further increases this year are likely. However, we expect banks will remain cautious, and both short-term and long-term interest rates will remain lower than those prevailing in the upturns of the late 1990s.

●
Available data suggest most economies started the year strong, and we forecast worldwide economic growth of more than 3.5 percent in 2006, marginally better than in 2005. An improvement in Europe and further strengthening in Japan will offset slower growth in the United States. Developing countries, benefiting from favorable commodity prices, low interest rates and growing world trade, should turn in the fourth consecutive year of strong growth.

●
The current recovery, characterized by record corporate profits, positive stock markets and inadequate capacity in many basic industries, has favored investment over consumer spending. We anticipate those conditions will remain in place and that investment sectors will outperform overall economies.

●
Base metals prices increased further during the first quarter, the result of continued good demand, low inventories and mine production difficulties. Price increases over the past four years were so large that some fallback is likely. However, we do not anticipate a price decline severe enough to cause mining companies to scale back investments.

●
Inadequate capacity and periodic political tensions are keeping upward pressure on crude oil prices; prices in 2006 should average slightly higher than in 2005. As a result, we expect further growth in exploration, drilling, pipeline expenditures and oil sands development, benefiting both machine and engine sales.

●
Housing construction is expected to decline in the United States due to higher mortgage interest rates. Elsewhere, housing construction should benefit from low interest rates, rising incomes and higher home prices.

●
Nonresidential building construction spending and investments in standby electric power should increase in 2006 to support growing economies. Positives include low long-term interest rates, good corporate profits and higher office rental rates.

●	Infrastructure spending should also increase, the result of increased federal highway funding in the United States and income gains from higher commodity prices in the developing countries.

●	Increases in both oceangoing freight and offshore petroleum activity have led to healthy order backlogs at oceangoing and support vessel shipyards, a boost to marine engine sales.

North America (United States and Canada)

●	The U.S. Federal Reserve raised interest rates on March 28 and indicated at least one more increase is coming. We believe the Fed Funds rate will peak at 5.25 percent this year.

●
We estimate interest rates are too high to keep the economy growing at its potential and that economic growth will slow. A strong first quarter should allow full-year growth of slightly over 3 percent.

●
In the last three years, U.S. production of capital goods increased much faster than did production of consumer goods, the result of good corporate profits, low interest rates and aged capital stocks. We expect those favorable factors will largely remain in place this year, and investment goods industries should continue to perform well.

●
Housing starts probably peaked in the first quarter, and we anticipate that higher mortgage interest rates will reduce 2006 starts to about 1.9 million units. A high rate of household formations and strong demand for second homes should partially offset higher mortgage rates.

●
Contracts for commercial construction, net of inflation, surged 28 percent in the first quarter of this year, and construction spending rose 11 percent in the first two months. Investment in nonresidential structures should increase at least 5 percent this year, driven by favorable financing conditions, rising prices for commercial properties and the need to upgrade existing capacity.

●
Passage of the highway bill last year led to a higher flow of federal funds, and the real value of highway contracts awarded increased 12 percent in the first quarter of 2006. We expect highway contracting to increase about 7 percent in 2006.

●
Mine production of base metals in the United States dropped 6 percent in the first quarter. The need to improve production capabilities should drive another large increase in exploration and development spending this year.

●
Coal production increased more than 4 percent in the first quarter of 2006, reversing last year’s decline. We expect coal production should increase about 4 percent this year as a result of favorable coal prices, depleted utility coal stockpiles and increased electricity production.

●
Warmer than normal winter weather allowed natural gas prices to decline below year-earlier prices in March, even though the recovery from last year’s hurricanes is not complete. High oil prices and concerns about another hurricane season likely will keep pressure on gas prices and encourage exploration and development, a boost to engine sales.

●
Production of on-highway trucks should be up slightly this year, primarily due to growth in heavy-duty truck sales. Truck demand should benefit from growth in freight movements, better trucking company profits and ordering in advance of 2007 emission standards.

●
The Bank of Canada completed its seventh interest rate hike, but with inflation below target for the past two years the hikes should be about finished. We forecast the Canadian economy will grow more than 3 percent this year, an improvement over last year. Construction and tar sands development should continue to do well, and mine production should rebound from last year’s decline.

EAME

●
Signs of a long-awaited recovery in the Euro-zone economy are emerging. Industrial production rose 2.5 percent in January, and industrial orders are up even more. Surveys show businesses are much more optimistic.

●
The European Central Bank reacted quickly to signs of recovery and raised interest rates twice since early December. The bank signaled more rate increases are coming, despite few signs of inflation. While these increases entail some risk, we believe the economy has sufficient momentum to grow about 2 percent this year—the fastest since 2000.

●
The economic environment in Europe should favor investment and construction. Corporate profits are up, stock markets are booming and long-term interest rates are lower than a year earlier. Housing construction should increase again in 2006, and both nonresidential building and infrastructure construction orders started to rise last year.

●
We project the Africa/Middle East region will have economic growth of over 5 percent in 2006, about the same as in 2005. Good economic growth, along with the income generated from higher energy and metals prices, should benefit construction and investment.

●
Economic growth in the CIS has benefited from low interest rates, increased exports and growth in oil production. Those factors remain in place and should support 6 percent economic growth this year. Investment grew faster than the overall economy the past three years and should continue doing so this year.

Latin America

●	Both Mexico and Brazil reduced interest rates in the first quarter, and we expect additional decreases. Other countries raised interest rates but from some of the lowest rates in years.

●	Major economies started the year strong; low interest rates, increased capital inflows and favorable commodity prices should support over 4 percent economic growth in 2006.

●
Significant mine development is underway, and the surge in metals and energy prices this year likely will support further development. Increased mining investment has required more infrastructure development, and commercial construction has increased in response to better economic growth. We expect both trends will continue this year.

Asia/Pacific Machinery

●
Many key countries raised interest rates several times, and the outlook is for only limited increases the rest of this year. Some of the more aggressive in raising interest rates—Indonesia and New Zealand—probably will cut interest rates before the end of the year. Overall, interest rates should remain low enough to support about 6.5 percent economic growth in 2006.

●
Exchange rates changed little over the past year, and the region’s trade surplus with the rest of the world increased more than 50 percent. Trade frictions have increased, but we do not anticipate any actions leading to significant currency appreciations or trade disruptions. With world trade increasing, exports should again support economic growth in 2006.

●
Asian contract prices for thermal coal are settling about 5 percent lower than last year; coking coal contract prices, about 10 percent lower. However, both contract prices will remain well above 2004 prices, which should encourage increased production and investment.

●	Expenditures for metals exploration increased 21 percent last year but were well below the 1997 peak. Higher metals prices and growth in output should encourage more investment in mine capacity.

●	Low interest rates, increased property prices in some countries and continued good economic growth should keep construction spending growing.

Financial Products Revenues

●	We expect continued growth in Financial Products for 2006. Revenues are expected to increase approximately 18 percent versus 2005, primarily due to higher average earning assets in 2006.

Sales and Revenues Outlook
	2005	2006	%
(Millions of dollars)	Actual	Outlook	Change

Machinery and Engines
North America	$17,709	$19,850	12%
EAME	8,860	9,300	5%
Latin America	3,024	3,200	6%
Asia/Pacific	4,413	4,900	11%

Total Machinery and Engines	34,006	37,250	10%

Financial Products (1)	2,333	2,750	18%

Total	$36,339	$40,000	10%

1 Does not include revenues earned from Machinery and Engines of $350 million and $317 million in 2006 and 2005, respectively.

1  The PPS outlook is between $4.85 and $5.20. The above chart illustrates operating profit at the midpoint of this profit range. Each of the stair steps in the chart may individually vary within the outlook range.

2 Other includes the impact of currency, consolidating adjustments, M&E other operating expenses and the effects of rounding.

2006 Outlook - Profit
We expect profit per share to be in the range of $4.85 to $5.20, up between 20 percent to 29 percent from 2005. The year is expected to benefit from improved price realization and higher sales volume, partially offset by core operating cost increases and stock-based compensation expense.

About half of the expected core operating cost increase is from manufacturing costs and about half from SG&A and R&D. Manufacturing costs are expected to be higher due to an increase of about 1 percent in material costs and an increase in period manufacturing costs.

SG&A and R&D are expected to be higher in support of growth and new product programs to support the growth envisioned by Caterpillar’s long-term strategy.

QUESTION AND ANSWER

Price Realization

Q1:
Price realization in the first quarter was higher than might have been expected based on your full-year outlook. Based on the new outlook, the rate of improvement will decline over the remainder of the year. Can you explain why?

A:
Price realization in the first quarter was a strong start to the year and benefited from price increases taken in the second quarter of 2005 and in January of 2006. The full-year outlook issued today reflects the strong performance in the first quarter, and price realization is higher than the previous outlook.

With respect to the rate of improvement being lower in the remainder of the year—the timing of last year’s second-quarter price increases will reduce the year-over-year comparison beginning in the second quarter of 2006. In addition, the industries we serve are very competitive, and we intend to defend our market position.

Q2:	Have you announced price increases for 2007 truck engines?
A:
We have discussed preliminary pricing for 2007 engine configurations with OEM customers. Communication continues with vehicle manufacturers to develop specific pricing on individual engine arrangements and accessories.

Demand

Q3:	What are you assuming the U.S. Federal Reserve will do with interest rates, and what’s the likely impact of higher interest rates on Caterpillar?
A:
We are assuming two more rate hikes this year, from the current 4.75 percent to 5.25 percent. Higher rates will likely begin to slow the U.S. economy. Higher mortgage interest rates should reduce housing starts. Beyond that, we see limited impact on Caterpillar sales since Gross Domestic Product growth will still be high enough to benefit key industries. Federal highway funding is on the rise, nonresidential building contracts are increasing, coal production is rising to rebuild depleted utility stocks and metals prices are high. These factors create a forward momentum that should carry through the year.

Q4:	Do you expect housing construction to collapse?
A:
No. Housing has increased steadily since the early 1990s and benefits from powerful underlying factors. We expect starts will ease to about 1.9 million units in 2006, compared with 2.06 million in 2005. Household formations have been increasing, demand for second homes is growing, mobile home shipments remain low and replacement demand for housing appears strong.

Q5:	Commodity prices have continued to increase. This has had a positive impact on demand for many of your machines and engines. How long can high commodity prices continue?
A:
Commodity prices are high because demand is strong, inventories are quite low and producers are struggling to maintain output. Investment has increased for three years but in the case of metals has just returned to the previous peak. More investment in metals and energy is still needed. That said, prices could drop from current highs and still be at levels attractive for investment.

Q6:	Many who follow the Class 8 truck industry expect a significant drop in demand in 2007 as a result of new emissions requirements. Do you agree, and what are your expectations?
A:
We are seeing indications that fleets may be engaging in a pre-buy prior to the 2007 regulations. We are anticipating the 2007 Class 8 North American truck industry to drop from about 315,000 units in 2006 to about 190,000 to 220,000 units in 2007. We are expecting the industry drop to be more concentrated in the first half of the year, with demand increasing somewhat in the second half of 2007 as freight demand is expected to continue to be strong.

Q7:	Are dealer reported inventories for machines and engines at levels you think are appropriate overall?
A:	While low by historic standards, in terms of months of supply, we think dealer reported machine and engine inventories are about right.

Q8:	Oil prices have been over $70 per barrel. Do you think high oil prices will begin depressing economic growth and Caterpillar sales?
A:
Oil prices have roughly tripled since the U.S. recession ended in late 2001. The increase in prices has resulted from growing demand shrinking the world’s spare capacity. High prices will persist until producers are able to raise production and refining capacity into a better balance with the steady growth in demand. High prices should benefit our sales in well drilling and servicing, exploration and pipelines, and indirectly as countries that export oil will likely continue investing in infrastructure.

Product Availability

Q9:
We’ve heard from dealers and end customers that delivery times for large engines for marine, petroleum and electric power applications are very long. What are the production constraints? What are you doing to improve the situation? Are your competitors gaining ground?

A:
Demand for our larger 3500 and 3600 families of engines has grown substantially since 2004 in most of our markets and continues to run at record levels. Since early 2004, we have roughly doubled 3500 engine deliveries and increased 3600 engine output by over 50 percent. 6 Sigma and lean initiatives continue to be applied to constraints across the supply chain to further increase output.

Large engine capacity constraints are common to the industry and are being faced by both Caterpillar and our competitors. We believe that our availability, while extended, is better than the competition in most cases. Major increases in large engine capacity involve substantial lead time, and we are continuing to approach capacity expansion with a balanced long-term view of growth, cost and profitability.

Q10:	How many machine models do you have on managed distribution?
A:
There are 69 machine models currently on managed distribution—the same number of models as year-end 2005. Medium and large machines are expected to remain "tight" and will likely be on managed distribution throughout 2006.

Q11:	How will your 2007 Class 8 on-highway engine compare with your current on-highway product?
A:
Building on our current 2004 ACERT® Technology engines, we will add clean gas induction (CGI) and a diesel particulate filter (DPF) to meet the 2007 on-highway regulations. Our 2007 engines will deliver equal fuel economy, durability and reliability as today's industry-leading product. The DPF will require a periodic maintenance procedure to clean the ash out of the device. All OEMs will have a similar maintenance procedure, but the Caterpillar process should be much quicker due to a unique cleaning procedure.

Q12:	Do you expect that ultra low sulfur diesel fuel (ULSDF) will be widely available in time for 2007?
A:
Refiners are currently on track to initiate production of ULSDF starting June 1, 2006 with the level of ULSDF projected to exceed 80 percent of the total on-highway diesel fuel production required by law in the U.S. The EPA has provided a 45-day extension for the transition to ULSDF with the implementation date for retailers extended from September 1, 2006 to October 15, 2006. We expect the oil industry and distributors to meet these dates. If ULSDF is not available, achieving the 2007 emissions levels will not be technically feasible, and we would request the EPA delay implementation of the 2007 emissions regulation. Production of engines compliant with the current emissions standard would need to continue pending availability of ULSDF.

Q13:	Are Caterpillar machines with emissions-compliant ACERT engines at year-end being released as you had expected, and will all machines that need to meet new regulations be ready?
A:
Seven more models of Cat machines powered by ACERT Technology began shipping in the first quarter of 2006. Since launch in October 2004, the total is now 52 machine models using 300 to 700 horsepower engines. An additional 25 models using 100 to 300 horsepower engines will go into production in 2006. We have met production dates for all machine models that require the ACERT Tier 3 engines and are on track to continue to meet schedules.

We are also in production with a variety of marine and industrial engine models that are provided to a wide range of customers.

Costs

Q14:	Can you break down your core operating costs in more detail?
A:	The following table summarizes the increase in core operating costs in first quarter 2006 versus first quarter 2005:

Core Operating Cost Change (millions of dollars)	1st Quarter 2006 vs. 1st Quarter 2005

Manufacturing Costs	$170
SG&A	71
R&D	62

Total	$303

Approximately two-thirds of the manufacturing cost increase is due to period manufacturing costs, and the remaining one-third is due to variable costs. The variable cost increases resulted from volume-related inefficiencies due to operating at near capacity levels in many of our facilities.

Manufacturing costs also include period manufacturing costs associated with building our products. Period manufacturing costs increased approximately $110 million. The majority of the increase resulted from costs incurred to support 12 percent higher sales. These items include costs to support increased capacity, inflation on labor costs, ongoing repairs and maintenance, depreciation and energy costs. Machinery and Engines operating margins have improved from 8.7 percent in the first quarter of 2005 to 12.9 percent in the first quarter of 2006.

Machinery and Engines Operating Profit as a Percent of Sales

Q1 ’05	Q2 ’05	Q3 ’05	Q4 ’05	Q1 ’06

8.7%	10.7%	10.5%	11.1%	12.9%

Q15:
Many industrial companies are reporting higher material costs. Steel scrap, copper and iron ore have continued to rise during the first quarter. Can you comment on what happened to Caterpillar’s material costs in the first quarter and the full-year expectation in your outlook?

A:	Material costs in the first quarter were relatively flat versus 2005. As reflected in our 2006 outlook, we expect material costs to be up about 1 percent compared with 2005.

Q16:	Can you update your expectations for stock-based compensation for 2006?
A:	We expect 2006 stock-based compensation expense to be about $140 million. We estimate the distribution of the expense will be as follows:

Stock-Based Compensation Expense

(Millions of dollars)
1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	2006 Full Year

$34	$60	$32	$14	$140

The distribution by quarter is the result of our policy to immediately vest awards upon retirement for employees who are 55 years old or older, have 10 or more years of service and who have completed six months of service after the grant date (i.e. the fair value of awards for employees who have met these age/years of service requirements is expensed over six months rather than the normal three year vesting period). As the 2006 award was granted on February 17, the impact is higher expense in the second and third quarters.

In addition, expense for the third and fourth quarters is lower because expense for the final months of vesting for the 2003 grant was included in the first two quarters. As a result of prior decisions which resulted in full vesting of the 2004 and 2005 awards prior to 2006, a full complement of stock-based compensation expense will not be recognized until 2009.

Q17:	What are your expectations for incentive compensation for 2006?
A:	At the midpoint of our revised 2006 outlook, we now expect expense related to incentive compensation to be about $470 million compared to $505 million in 2005.

Q18:
In your operating income waterfall chart, operating income is increasing about 32 percent from 2005, but the midpoint of your profit per share outlook, at $5.03, is up about 25 percent from 2005. Why the difference?

A:
In 2004 and 2005, we recognized approximately $170 million of gains from Machinery and Engines long-term hedges in Other Income/Expense, which are below operating profit on our income statement. The amount was split about evenly between the two periods. These hedges expired at the end of 2005, and we do not expect similar gains in 2006. We also expect our 2006 effective tax rate to be up about 1.5 percentage points from the full-year 2005 rate excluding discrete items because of a change in geographic mix of profits and the continued phase-out of ETI. The American Jobs Creation Act provides for the phase-out of ETI with 80 percent of benefits in 2005, 60 percent of benefits in 2006 and complete phase-out in 2007.

Cash Flow

Q19:	Can you comment on first-quarter cash flow?
A:
The first quarter of 2006 was very positive for operating cash flow. For Machinery and Engines, operating cash flow was $538 million. The strong cash flow in Machinery and Engines was primarily used for:

●  Capital Expenditures—$226 million—primarily to support new product programs and add capacity.

●  Dividends—$168 million—the quarterly dividend is currently 25 cents per share.

●  Share repurchase—$738 million—10.5 million shares were repurchased.

GLOSSARY OF TERMS

1.	Consolidating Adjustments - Eliminations of transactions between Machinery and Engines and Financial Products.
2.	Core Operating Costs - Machinery and Engines variable manufacturing cost change adjusted for volume and change in period costs. Excludes the impact of currency and stock-based compensation.
3.
Currency - With respect to sales and revenues, currency represents the translation impact on sales resulting from changes in foreign currency exchange rates versus the U.S. dollar. With respect to operating profit, currency represents the net translation impact on sales and operating costs resulting from changes in foreign currency exchange rates versus the U.S. dollar. Currency includes the impacts on sales and operating profit for the Machinery and Engines lines of business only; currency impacts on Financial Products revenues and operating profit are included in the Financial Products portions of the respective analyses. With respect to other income/expense, currency represents the effects of forward and option contracts entered into by the company to reduce the risk of fluctuations in exchange rates and the net effect of changes in foreign currency exchange rates on our foreign currency assets and liabilities for consolidated results.

4.	EAME - Geographic region including Europe, Africa, the Middle East and the Commonwealth of Independent States (CIS).
5.	Earning Assets - These assets consist primarily of total finance receivables net of unearned income, plus equipment on operating leases, less accumulated depreciation at Cat Financial.
6.
Engines - A principal line of business including the design, manufacture, marketing and sales of engines for Caterpillar machinery; electric power generation systems; on-highway vehicles and locomotives; marine, petroleum, construction, industrial, agricultural and other applications; and related parts. Reciprocating engines meet power needs ranging from 5 to 21,500 horsepower (4 to over 16 000 kilowatts). Turbines range from 1,600 to 20,500 horsepower (1 200 to 15 000 kilowatts).

7.
Financial Products - A principal line of business consisting primarily of Caterpillar Financial Services Corporation (Cat Financial), Caterpillar Insurance Holdings, Inc. (Cat Insurance), Caterpillar Power Ventures Corporation (Cat Power Ventures) and their respective subsidiaries. Cat Financial provides a wide range of financing alternatives to customers and dealers for Caterpillar machinery and engines, Solar gas turbines as well as other equipment and marine vessels. Cat Financial also extends loans to customers and dealers. Cat Insurance provides various forms of insurance to customers and dealers to help support the purchase and lease of our equipment. Cat Power Ventures is an active investor in independent power projects using Caterpillar power generation equipment and services.

8.	Latin America - Geographic region including the Central and South American countries and Mexico.
9.
Machinery - A principal line of business which includes the design, manufacture, marketing and sales of construction, mining and forestry machinery-track and wheel tractors, track and wheel loaders, pipelayers, motor graders, wheel tractor-scrapers, track and wheel excavators, backhoe loaders, log skidders, log loaders, off-highway trucks, articulated trucks, paving products, telehandlers, skid steer loaders and related parts. Also includes logistics services for other companies.

10.
Machinery and Engines (M&E) - Due to the highly integrated nature of operations, represents the aggregate total of the Machinery and Engines lines of business and includes primarily our manufacturing, marketing and parts distribution operations.

11.	Managed Distribution - The process to provide a fair and equitable allocation of available machine and engine production positions to worldwide dealers on models where demand exceeds factory supply.
12.
Manufacturing Costs - Manufacturing costs represent the volume-adjusted change for variable costs and the absolute dollar change for period manufacturing costs. Variable manufacturing costs are defined as having a direct relationship with the volume of production. This includes material costs, direct labor and other costs that vary directly with production volume such as freight, power to operate machines and supplies that are consumed in the manufacturing process. Period manufacturing costs support production but are defined as generally not having a direct relationship to short-term changes in volume. Examples include machine and equipment repair, depreciation on manufacturing assets, facility support, procurement, factory scheduling, manufacturing planning and operations management. Excludes the impact of currency and stock-based compensation.

13.	M&E Other Operating Expenses - Comprised primarily of gains (losses) on disposal of long-lived assets, long-lived asset impairment charges and impairment of goodwill.
14.	Period Costs - Comprised of Machinery and Engines period manufacturing costs, SG&A expense and R&D expense. Excludes the impact of currency and stock-based compensation.
15.	Price Realization - The impact of net price changes excluding currency. Includes the impact of changes in the relative weighting of sales between geographic regions.
16.
Sales Volume - With respect to sales and revenues, sales volume represents the impact of changes in the quantities sold for machines, engines and parts. With respect to operating profit, sales volume represents the impact of changes in the quantities sold for machines, engines and parts combined with the net operating profit impact of changes in the relative weighting of machines, engines and parts sales with respect to total sales.

17.
Stock-Based Compensation - As required by Statement of Financial Accounting Standards 123R, we began expensing stock-based compensation awards in 2006. Compensation cost is based on the fair value of the award on the date of grant. Our awards consist of stock options and stock-settled stock appreciation rights (SARs).

18.
6 Sigma - On a technical level, 6 Sigma represents a measure of variation that achieves 3.4 defects per million opportunities. At Caterpillar, 6 Sigma represents a much broader cultural philosophy to drive continuous improvement throughout the value chain. It is a fact-based, data-driven methodology that we are using to improve processes, enhance quality, cut costs, grow our business and deliver greater value to our customers through Black Belt-led project teams. At Caterpillar, 6 Sigma goes beyond mere process improvement—it has become the way we work as teams to process business information, solve problems and manage our business successfully.

19.
2010 Goals - The company’s 2010 goals are a part of its enterprise strategy to achieve its “Vision 2020,” which was made public on October 31, 2005. The 2010 goals are grouped under the “3Ps” of people, performance, and profitable growth. The people goals include a highly engaged workforce and world-class safety. The performance goals are related to quality and market leadership and product and service parts availability. Profitable growth goals include the 2010 sales and revenues target and a goal for earnings per share growth. More information on Vision 2020 and the 2010 goals can be found in the company’s 8-K filing with the SEC from October 31, 2005. A copy is available on Caterpillar’s website under the SEC Filings section at http://www.cat.com/investor.

NON-GAAP FINANCIAL MEASURES

The following definition is provided for “non-GAAP financial measures” in connection with Regulation G issued by the Securities and Exchange Commission. This non-GAAP financial measure has no standardized meaning prescribed by U.S. GAAP and therefore is unlikely to be comparable to the calculation of similar measures for other companies. Management does not intend this item to be considered in isolation or as a substitute for the related GAAP measure.

Machinery and Engines

Caterpillar defines Machinery and Engines as it is presented in the supplemental data as Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis. Machinery and Engines information relates to the design, manufacture and marketing of our products. Financial Products information relates to the financing to customers and dealers for the purchase and lease of Caterpillar and other equipment. The nature of these businesses is different, especially with regard to the financial position and cash flow items. Caterpillar management utilizes this presentation internally to highlight these differences. We also believe this presentation will assist readers in understanding our business. Pages 23-29 reconcile Machinery and Engines with Financial Products on the equity basis to Caterpillar Inc. Consolidated financial information.

*  *  *
The information included in the Outlook section is forward-looking and involves risks and uncertainties that could significantly affect expected results. A discussion of these risks and uncertainties is contained in Form 8-K filed with the Securities & Exchange Commission (SEC) on April 24, 2006. This filing is available on our website at http://www.cat.com/sec_filings.

Caterpillar's latest financial results and current outlook are also available via:

Telephone:
(800) 228-7717 (Inside the United States and Canada)
(858) 244-2080 (Outside the United States and Canada)

Internet:
http://www.cat.com/investor
http://www.cat.com/irwebcast (live broadcast/replays of quarterly conference call)

Caterpillar contact:
Rusty Dunn
Corporate Public Affairs
(309) 675-4803
Dunn_Rusty_L@cat.com

Caterpillar Inc. Condensed Consolidated Statement of Results of Operations (Unaudited) (Dollars in millions except per share data)
	Three Months Ended
	March 31,
	2006	2005 (2)

Sales and revenues:
Sales of Machinery and Engines	$8,743	$7,789
Revenues of Financial Products	649	550

Total sales and revenues	9,392	8,339

Operating costs:
Cost of goods sold	6,552	6,215
Selling, general and administrative expenses	821	744
Research and development expenses	307	241
Interest expense of Financial Products	232	170
Other operating expenses	262	213

Total operating costs	8,174	7,583

Operating profit	1,218	756

Interest expense excluding Financial Products	68	65
Other income (expense)	43	108

Consolidated profit before taxes	1,193	799

Provision for income taxes	370	232

Profit of consolidated companies	823	567

Equity in profit (loss) of unconsolidated affiliated companies	17	14

Profit	$840	$581

Profit per common share	$1.25	$.85

Profit per common share - diluted (1)	$1.20	$.81

Weighted average common shares outstanding (millions)
- Basic	672.0	684.1
- Diluted (1)	699.1	713.3

Cash dividends declared per common share	$-	$-

1 Diluted by assumed exercise of stock options and SARS, using the treasury stock method.
2 The per share data reflects the 2005 2-for-1 stock split, applied retroactively.

Caterpillar Inc. Condensed Consolidated Statement of Financial Position (Unaudited) (Millions of dollars)

	Mar. 31,	Dec. 31,
	2006	2005

Assets
Current assets:
Cash and short-term investments	$806	$1,108
Receivables - trade and other	8,124	7,526
Receivables - finance	6,351	6,442
Deferred and refundable income taxes	345	344
Prepaid expenses	2,150	2,146
Inventories	5,858	5,224

Total current assets	23,634	22,790

Property, plant and equipment - net	7,884	7,988
Long-term receivables - trade and other	965	1,037
Long-term receivables - finance	10,550	10,301
Investments in unconsolidated affiliated companies	546	565
Deferred income taxes	760	768
Intangible assets	431	424
Goodwill	1,433	1,451
Other assets	1,754	1,745

Total assets	$47,957	$47,069

Liabilities
Current liabilities:
Short-term borrowings:
-- Machinery and Engines	$728	$871
-- Financial Products	5,045	4,698
Accounts payable	3,661	3,471
Accrued expenses	2,685	2,617
Accrued wages, salaries and employee benefits	1,613	1,845
Customer advances	520	395
Dividends payable	-	168
Deferred and current income taxes payable	722	528
Long-term debt due within one year:
-- Machinery and Engines	387	340
-- Financial Products	4,338	4,159

Total current liabilities	19,699	19,092

Long-term debt due after one year:
-- Machinery and Engines	2,679	2,717
-- Financial Products	12,691	12,960
Liability for postemployment benefits	3,011	2,991
Deferred income taxes and other liabilities	915	877

Total liabilities	38,995	38,637

Stockholders' equity
Common stock	2,063	1,859
Treasury stock	(5,193)	(4,637)
Profit employed in the business	12,648	11,808
Accumulated other comprehensive income	(556)	(598)

Total stockholders' equity	8,962	8,432

Total liabilities and stockholders' equity	$47,957	$47,069

Caterpillar Inc. Condensed Consolidated Statement of Cash Flow (Unaudited) (Millions of dollars)

	Three Months Ended March 31,
	2006	2005

Cash flow from operating activities:
Profit	$840	$581
Adjustments for non-cash items:
Depreciation and amortization	400	372
Other	10	(68)
Changes in assets and liabilities:
Receivables - trade and other	(463)	(228)
Inventories	(618)	(555)
Accounts payable and accrued expenses	216	96
Other assets - net	(4)	21
Other liabilities - net	146	(40)

Net cash provided by operating activities	527	179

Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(233)	(165)
Expenditures for equipment leased to others	(252)	(238)
Proceeds from disposals of property, plant and equipment	208	131
Additions to finance receivables	(2,346)	(2,251)
Collections of finance receivables	2,220	1,597
Proceeds from the sale of finance receivables	17	10
Investments and acquisitions (net of cash acquired)	(4)	1
Proceeds from sale of available-for-sale securities	76	62
Investments in available-for-sale securities	(118)	(133)
Other - net	117	43

Net cash (used for) investing activities	(315)	(943)

Cash flow from financing activities:
Dividends paid	(168)	(141)
Common stock issued, including treasury shares reissued	253	154
Treasury shares purchased	(738)	(357)
Excess tax benefit from stock-based compensation	81	-
Proceeds from debt issued (original maturities greater than three months)	2,084	3,675
Payments on debt (original maturities greater than three months)	(2,830)	(2,707)
Short-term borrowings (original maturities three months or less)--net	806	183

Net cash provided by (used for) financing activities	(512)	807

Effect of exchange rate changes on cash	(2)	29

Increase in cash and short-term investments	(302)	72

Cash and short-term investments at beginning of period	1,108	445

Cash and short-term investments at end of period	$806	$517

All short-term investments, which consist primarily of highly liquid investments with original maturities of three months or less, are considered to be cash equivalents.

Caterpillar Inc. Supplemental Data for Results of Operations For The Three Months Ended March 31, 2006 (Unaudited) (Millions of dollars)

		Supplemental Consolidating Data

	Consolidated	Machinery and Engines (1)	Financial Products	Consolidating Adjustments

Sales and revenues:
Sales of Machinery and Engines	$8,743	$8,743	$-	$-
Revenues of Financial Products	649	-	746	(97)[2]

Total sales and revenues	9,392	8,743	746	(97)

Operating costs:
Cost of goods sold	6,552	6,552	-	-
Selling, general and administrative expenses	821	724	103	(6)[3]
Research and development expenses	307	307	-	-
Interest expense of Financial Products	232	-	233	(1)[4]
Other operating expenses	262	29	240	(7)[3]

Total operating costs	8,174	7,612	576	(14)

Operating profit	1,218	1,131	170	(83)

Interest expense excluding Financial Products	68	68	-	-
Other income (expense)	43	(51)	11	83 [5]

Consolidated profit before taxes	1,193	1,012	181	-

Provision for income taxes	370	309	61	-

Profit of consolidated companies	823	703	120	-

Equity in profit (loss) of unconsolidated affiliated companies	17	16	1	-
Equity in profit of Financial Products' subsidiaries	-	121	-	(121)[6]

Profit	$840	$840	$121	$(121)

[1]Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]Elimination of Financial Products revenues earned from Machinery and Engines.
[3]Elimination of net expenses recorded by Machinery and Engines paid to Financial Products.
[4]Elimination of interest expense recorded between Financial Products and Machinery and Engines.
[5]Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned between Machinery and Engines and Financial Products.
[6]Elimination of Financial Products profit due to equity method of accounting.

Caterpillar Inc. Supplemental Data for Results of Operations For The Three Months Ended March 31, 2005 (Unaudited) (Millions of dollars)

		Supplemental Consolidating Data

	Consolidated	Machinery and Engines (1)	Financial Products	Consolidating Adjustments

Sales and revenues:
Sales of Machinery and Engines	$7,789	$7,789	$-	$-
Revenues of Financial Products	550	-	612	(62)[2]

Total sales and revenues	8,339	7,789	612	(62)

Operating costs:
Cost of goods sold	6,215	6,215	-	-
Selling, general and administrative expenses	744	648	107	(11)[3]
Research and development expenses	241	241	-	-
Interest expense of Financial Products	170	-	173	(3)[4]
Other operating expenses	213	6	208	(1)[3]

Total operating costs	7,583	7,110	488	(15)

Operating profit	756	679	124	(47)

Interest expense excluding Financial Products	65	66	-	(1)[4]
Other income (expense)	108	54	8	46 [5]

Consolidated profit before taxes	799	667	132	-

Provision for income taxes	232	186	46	-

Profit of consolidated companies	567	481	86	-

Equity in profit (loss) of unconsolidated affiliated companies	14	12	2	-
Equity in profit of Financial Products' subsidiaries	-	88	-	(88)[6]

Profit	$581	$581	$88	$(88)

[1]Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]Elimination of Financial Products revenues earned from Machinery and Engines.
[3]Elimination of net expenses recorded by Machinery and Engines paid to Financial Products.
[4]Elimination of interest expense recorded between Financial Products and Machinery and Engines.
[5]Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned betweenMachinery and Engines and Financial Products.
[6]Elimination of Financial Products profit due to equity method of accounting.

Caterpillar Inc. Supplemental Data for Cash Flow For The Three Months Ended March 31, 2006 (Unaudited) (Millions of dollars)

		Supplemental Consolidating Data

	Consolidated	Machinery and Engines (1)	Financial Products	Consolidating Adjustments

Cash flow from operating activities:
Profit	$840	$840	$121	$(121)[2]
Adjustments for non-cash items:
Depreciation and amortization	400	235	165	-
Undistributed profit of Financial Products	-	(121)	-	121	[3]
Other	10	7	(84)	87	[4]
Changes in assets and liabilities:
Receivables - trade and other	(463)	(175)	50	(338	)4/5
Inventories	(618)	(618)	-	-
Accounts payable and accrued expenses	216	225	(14)	5	[4]
Other assets - net	(4)	(7)	(7)	10	[4]
Other liabilities - net	146	152	5	(11)[4]

Net cash provided by (used for) operating activities	527	538	236	(247)

Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(233)	(226)	(7)	-
Expenditures for equipment leased to others	(252)	-	(257)	5	[4]
Proceeds from disposals of property, plant and equipment	208	3	205	-
Additions to finance receivables	(2,346)	-	(8,566)	6,220	[5]
Collections of finance receivables	2,220	-	7,946	(5,726)[5]
Proceeds from the sale of finance receivables	17	-	272	(255)[5]
Net intercompany borrowings	-	102	3	(105)[6]
Investments and acquisitions (net of cash acquired)	(4)	(4)	-	-
Proceeds from sale of available-for-sale securities	76	4	72	-
Investments in available-for-sale securities	(118)	(14)	(104)	-
Other - net	117	14	115	(12)[7]

Net cash provided by (used for) investing activities	(315)	(121)	(321)	127

Cash flow from financing activities:
Dividends paid	(168)	(168)	-	-
Common stock issued, including treasury shares reissued	253	253	(12)	12	[7]
Treasury shares purchased	(738)	(738)	-	-
Excess tax benefit from stock-based compensation	81	81	-	-
Net intercompany borrowings	-	(3)	(102)	105	[6]
Proceeds from debt issued (original maturities greater than three months)	2,084	29	2,055	-
Payments on debt (original maturities greater than three months)	(2,830)	(7)	(2,823)	-
Short-term borrowings (original maturities three months or less)--net	806	(174)	980	-

Net cash provided by (used for) financing activities	(512)	(727)	98	117

Effect of exchange rate changes on cash	(2)	7	(12)	3	[8]

Increase (decrease) in cash and short-term investments	(302)	(303)	1	-
Cash and short-term investments at beginning of period	1,108	951	157	-

Cash and short-term investments at end of period	$806	$648	$158	$-

[1] Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2] Elimination of Financial Products profit after tax due to equity method of accounting.
[3] Non-cash adjustment for the undistributed earnings from Financial Products.
[4] Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
[5] Reclassification of Cat Financial’s cash flow activity from investing to operating for receivables that arose from the sale of inventory.
[6] Net proceeds and payments to/from Machinery and Engines and Financial Products.
[7] Change in investment and common stock related to Financial Products.
[8] Elimination of the effect of exchange on intercompany balances.

Caterpillar Inc. Supplemental Data for Cash Flow For The Three Months Ended March 31, 2005 (Unaudited) (Millions of dollars)

		Supplemental Consolidating Data

	Consolidated	Machinery and Engines (1)	Financial Products	Consolidating Adjustments

Cash flow from operating activities:
Profit	$581	$581	$88	$(88)[2]
Adjustments for non-cash items:
Depreciation and amortization	372	213	159	-
Undistributed profit of Financial Products	-	(88)	-	88	[3]
Other	(68)	(69)	(46)	47	[4]
Changes in assets and liabilities:
Receivables - trade and other	(228)	(216)	24	(36	)4/5
Inventories	(555)	(555)	-	-
Accounts payable and accrued expenses	96	48	79	(31)[4]
Other assets - net	21	(23)	(7)	51	[4]
Other liabilities - net	(40)	(5)	16	(51)[4]

Net cash provided by (used for) operating activities	179	(114)	313	(20)

Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(165)	(158)	(7)	-
Expenditures for equipment leased to others	(238)	-	(238)	-
Proceeds from disposals of property, plant and equip.	131	4	127	-
Additions to finance receivables	(2,251)	-	(7,090)	4,839	[5]
Collections of finance receivables	1,597	-	6,414	(4,817)[5]
Proceeds from the sale of finance receivables	10	-	10	-
Net intercompany borrowings	-	(109)	(569)	678	[6]
Investments and acquisitions (net of cash acquired)	1	1	-	-
Proceeds from sale of available-for-sale securities	62	5	57	-
Investments in available-for-sale securities	(133)	(5)	(128)	-
Other - net	43	(8)	51	-

Net cash provided by (used for) investing activities	(943)	(270)	(1,373)	700

Cash flow from financing activities:
Dividends paid	(141)	(141)	-	-
Common stock issued, including treasury shares reissued	154	154	-	-
Treasury shares purchased	(357)	(357)	-	-
Net intercompany borrowings	-	569	109	(678)[6]
Proceeds from debt issued (original maturities greater than three months)	3,675	207	3,468	-
Payments on debt (original maturities greater than three months)	(2,707)	(16)	(2,691)	-
Short-term borrowings (original maturities three months or less)--net	183	11	172	-

Net cash provided by (used for) financing activities	807	427	1,058	(678)

Effect of exchange rate changes on cash	29	33	(2)	(2)[7]

Increase in cash and short-term investments	72	76	(4)	-
Cash and short-term investments at beginning of period	445	270	175	-

Cash and short-term investments at end of period	$517	$346	$171	$-

[1] Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2] Elimination of Financial Products profit after tax due to equity method of accounting.
[3] Non-cash adjustment for the undistributed earnings from Financial Products.
[4] Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
[5] Reclassification of Cat Financial’s cash flow activity from investing to operating for receivables that arose from the sale of inventory.
[6] Net proceeds and payments to/from Machinery and Engines and Financial Products.
[7] Elimination of the effect of exchange on intercompany balances.

SAFE HARBOR STATEMENT UNDER THE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements contained in our first-quarter 2006 results release and prepared statements from the related results webcast are forward-looking and involve uncertainties that could significantly impact results. The words "believes," "expects," "estimates," "anticipates," "will be", "should" and similar words or expressions identify forward-looking statements made on behalf of Caterpillar. Uncertainties include factors that affect international businesses, as well as matters specific to the company and the markets it serves.

World Economic Factors
Our projection for over 3.5 percent growth in the world economy in 2006 assumes central banks will cautiously raise interest rates so as not to slow growth too much. Low interest rates, good economic growth and favorable commodity prices should encourage further growth in both construction and mining. Should central banks raise interest rates aggressively and slow world economic growth, our Machinery and Engines sales likely would be weaker.

We expect the U. S. Federal Reserve will raise the Federal Funds rate to 5.25 percent this year, causing economic growth later in the year to slow below its potential. However, good corporate profits, lower interest rates than in the past cycle and a need to replace aged capital stocks should support continued good growth in investment. Should financial conditions tighten sufficiently to slow economic growth below three percent or corporate profits weaken, expected improvements in Machinery and Engines sales likely would be lower than projected.

Our projection of increased sales of Machinery and Engines in Europe, Africa, Middle East (EAME) in 2006 assumes economic conditions in Europe - rising corporate profits, booming stock markets and low interest rates - will benefit investment and construction. In both Africa and Middle East (AME) and the Commonwealth of Independent States (CIS), good economic growth and high commodity prices will support growth in construction and mining. Key risks are significant interest rate increases in the Eurozone that would slow the European economy or a worldwide collapse in commodity prices. Those developments would likely negatively impact our results.

We expect that low interest rates, increased capital inflows, and favorable commodity prices will maintain Latin American economic growth at over four percent, benefiting both Machinery and Engines sales. This forecast is vulnerable to a significant weakening in commodity prices, widespread increases in interest rates or political disruptions.

In Asia/Pacific, we project economic growth will be about 6.5 percent in 2006, the result of low interest rates, competitive exchange rates and growing world trade. Fast economic growth and increased property prices should support construction and favorable coal and metals prices should encourage increased mining investment. The projected increase in Machinery and Engines sales is vulnerable to reduced demand for coal and iron ore, significant revaluations of regional currencies, restrictions on regional exports and sharp interest rate hikes.

Commodity Prices
Commodities represent a significant sales opportunity, with prices and production as key drivers. Prices have improved sharply over the past three years and our outlook assumes that continued growth in world industrial production, low inventories and some difficulties in increasing production will cause metals prices to remain high enough in 2006 to encourage further mine investment. Any unexpected weakening in world industrial production, however, could cause prices to drop sharply to the detriment of our results.

Coal prices showed softness in some regions late in 2005 but remained well above prices that make mine investment attractive. We expect that the need to rebuild some coal stocks as well as increased electricity generation will support demand for coal in 2006 and prices will remain favorable. Should coal prices soften, due to a slowing in world economic growth or otherwise, the ongoing sales recovery would be vulnerable.

Oil and natural gas prices increased sharply over the past three years due to strong demand and high capacity usage. Higher energy prices have not halted economic recoveries since strong demand boosted prices and world production increased. High prices are encouraging more exploration and development. However, should significant supply cuts occur, such as from OPEC production cuts or political unrest in a major producing country, the resulting oil shortages and price spikes could slow economies, potentially with a depressing impact on our sales.

Monetary and Fiscal Policies
For most companies operating in a global economy, monetary and fiscal policies implemented in the United States and abroad could have a significant impact on economic growth, and accordingly, demand for our product. In general, higher than expected interest rates, reductions in government spending, higher taxes, excessive currency movements and uncertainty over key policies are some factors likely to lead to slower economic growth and lower industry demand.

With economic data looking more favorable, central banks in several developed countries have raised interest rates from the lowest rates in decades, with the U. S. Federal Reserve Bank being the most aggressive. Our outlook assumes that central banks will try to avoid increasing rates so much that economic recoveries stall. Should central banks raise interest rates more aggressively than anticipated, both economic growth and our sales could suffer.

Budget deficits in many countries remain higher than governments would like. Our outlook assumes that governments will not aggressively raise taxes and slash spending to deal with their budget imbalances. Such actions could disrupt growth and negatively affect our sales.

Political Factors
Political factors in the United States and abroad can impact global companies. Our outlook assumes that no major disruptive changes in economic policies occur in either the United States or other major economies. Significant changes in either taxing or spending policies could reduce activities in sectors important to our businesses, thereby reducing sales.

Our outlook assumes that there will be no additional significant military conflicts in either North Korea or the Middle East in the forecast period. Such military conflicts could severely disrupt sales into countries affected, as well as nearby countries.

Our outlook also assumes that there will be no major terrorist attacks. If there is a major terrorist attack, confidence could be undermined, potentially causing a sharp drop in economic activities and our sales. Attacks in major developed economies would be the most disruptive.

Our outlook assumes that efforts by countries to increase their exports will not result in retaliatory countermeasures by other countries to block such exports, particularly in the Asia/Pacific region. Our outlook includes a negative impact from the phase-out of the Extraterritorial Income Exclusion as enacted by the American Jobs Creation Act of 2004. Our outlook assumes any other tax law changes will not negatively impact our provision for income taxes.

Currency Fluctuations
The company has costs and revenues in many currencies and is therefore exposed to risks arising from currency fluctuations. Our outlook assumes no significant currency crises occur that could disrupt international trade or the competitiveness of our facilities. Should any crisis develop, economic activity and our results could be negatively impacted.

The company's largest manufacturing presence is in the United States, so any unexpected strengthening of the dollar tends to raise the foreign currency costs to our end users and reduce our global competitiveness.

Dealer/Original Equipment Manufacturers Inventory Practices
The company sells finished products through an independent dealer network or directly to Original Equipment Manufacturers (OEM). Both carry inventories of finished products as part of ongoing operations and adjust those inventories based on their assessments of future needs. Such adjustments can impact our results either positively or negatively. The current outlook assumes no major changes in either dealer or OEM inventory practices. Should dealers or OEMs decide to control inventories more tightly, our sales would be lower.

Financial Products Division Factors
Inherent in the operation of Cat Financial is the credit risk associated with its customers. The creditworthiness of each customer, and the rate of delinquencies, repossessions and net losses on customer obligations are directly impacted by several factors, including, but not limited to, relevant industry and economic conditions, the availability of capital, the experience and expertise of the customer's management team, commodity prices, political events and the sustained value of the underlying collateral. Additionally, interest rate movements create a degree of risk to our operations by affecting the amount of our interest payments and the value of our fixed rate debt. Our "match funding" policy addresses interest rate risk by aligning the interest rate profile (fixed or floating rate) of our debt portfolio with the interest rate profile of our receivables portfolio (loans and leases with customers and dealers) within pre-determined ranges on an ongoing basis. To achieve our match funding objectives, we issue debt with a similar interest rate profile to our receivables and also use interest rate swap agreements to manage our interest rate risk exposure to interest rate changes and in some cases to lower our cost of borrowed funds. If interest rates move upward more sharply than anticipated, our financial results could be negatively impacted. Cat Financial's results are also dependent upon the demand for Caterpillar machinery and engines; our marketing, operational and administrative support; and competition from other finance companies. With respect to our insurance and investment management operations, changes in the equity and bond markets could cause an impairment of the value of our investment portfolio, thus requiring a negative adjustment to earnings.

Other Factors
The rates of infrastructure spending, housing starts, commercial construction and mining play a significant role in the company's results. Our products are an integral component of these activities and as these activities increase or decrease in the United States or abroad, demand for our products may be significantly impacted.

Projected cost savings or synergies from alliances with new partners could also be negatively impacted by a variety of factors. These factors could include, among other things, higher than expected wages, energy and/or material costs, and/or higher than expected financing costs due to unforeseen changes in tax, trade, environmental, labor, safety, payroll or pension policies in any of the jurisdictions in which the alliances conduct their operations.

Results may be impacted positively or negatively by changes in the sales mix. Our outlook assumes a certain geographic mix of sales as well as a product mix of sales. If actual results vary from this projected geographic and product mix of sales, our results could be negatively impacted.

The company operates in a highly competitive environment and our outlook depends on a forecast of the company's share of industry sales. An unexpected reduction in that share could result from pricing or product strategies pursued by competitors, unanticipated product or manufacturing difficulties, a failure to price the product competitively or an unexpected buildup in competitors' new machine or dealer owned rental fleets, leading to severe downward pressure on machine rental rates and/or used equipment prices.

The environment remains competitive from a pricing standpoint. Our 2006 sales outlook assumes that the company is successful in implementing worldwide machine price actions communicated to dealers with an effective date of January 2006. While we expect that the environment will continue to absorb these price actions, changes in the marketplace acceptance would negatively impact our results. Moreover, additional price discounting to maintain our competitive position could result in lower than anticipated realization.

Our sales and results are generally sensitive to changes in economic growth, particularly those originating in construction, mining and energy. Developments reducing such activities also tend to lower our sales. In addition to the factors mentioned above, our sales and results could be negatively impacted by any of the following:

•  Any sudden drop in consumer or business confidence;
•  Delays in legislation needed to fund public construction;
•  Regulatory or legislative changes that slow activity in key industries; and/or
•  Unexpected collapses in stock markets.

This discussion of uncertainties is by no means exhaustive, but is designed to highlight important factors that may impact our outlook. Obvious factors such as general economic conditions throughout the world do not warrant further discussion, but are noted to further emphasize the myriad of contingencies that may cause the company's actual results to differ from those currently anticipated.